Exhibit 3.209

Filed with the Department of State May 23, 2000

Entity Number 2943330

ARTICLES OF INCORPORATION-FOR PROFIT OF

BURLINGTON COAT FACTORY WAREHOUSE OF LANGHORNE, INC.

May 23, 2000

Type of corporation: Business-stock (15 Pa.C.S. § 1306)

In compliance with the requirements of the applicable provisions of 15 Pa.C.S. (relating to corporations and unincorporated associations) the undersigned, desiring to incorporate a corporation for profit hereby, state(s) that:

1. The name of the corporation is BURLINGTON COAT FACTORY WAREHOUSE OF LANGHORNE, INC.

2. The address of this corporation’s initial registered office in this Commonwealth is 1920 Kuntztown Road, Reading, PA 19604, Berks County

3. The corporation is incorporated under the provisions of the Business Corporation Law of 1988.

4. The aggregate number of shares authorized is one thousand, all of which are of a par value of one dollar each, and all of which are Common shares.

5. The name and the address, including number and street, of the incorporator are: Michael A. Barr, 10 Bank Street, White Plains, NY 10606.

6. The specified effective date, if any, is:

7. Additional provisions of the articles, if any, attach an 8 1/2 x 11 sheet.

8. Statutory close corporation only: Neither the corporation nor any shareholder shall make an offering of any of its shares of any class that would constitute a public offering within the meaning of the Securities Act of 1933 (15 U.S.C. § 77a et seq.).

9. Cooperative corporations only: The common bond of membership among its members/shareholders is:

IN TESTIMONY WHEREOF, the incorporator(s) has (have) signed these Articles of Incorporation this 22nd day of May, 2000.

/s/ Michael A. Barr